Exhibit 23(b)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Valspar Corporation Stock Option Plan for Non-Employee Directors of our reports dated November 19, 2004, with respect to the consolidated financial statements of The Valspar Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended October 29, 2004, and the related financial statement schedule of The Valspar Corporation included therein, filed with the Securities and Exchange Commission.

/s/   ERNST & YOUNG LLP

Minneapolis, Minnesota
October 17, 2005